As filed with the Securities and Exchange Commission on October 31, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

YANDEX N.V.

(Exact Name of Registrant as Specified in Its Charter)

Netherlands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Laan Copes van Cattenburch 52 The Hague, The Netherlands, 2585 GB.	N/A
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2007 Share Incentive Plan

(Full Title of the Plans)

Yandex Inc.
299 S. California Ave, Suite 200
Palo Alto, CA 94306

(Name and Address of Agent For Service)

1-650-838-0880

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Amended and Restated 2007 Share Incentive Plan (outstanding options)	Class A ordinary shares	15,380,299 shares	$0.83 to $25.00	$65,827,680.00	(2)	$7,543.85
Amended and Restated 2007 Share Incentive Plan (unallocated shares)	Class A ordinary shares	13,481,248 shares	$25.69(3)	$346,333,261.12	(3)	$39,689.79
Ex-plan options	Class A ordinary shares	313,600 shares	$0.01	$3,136.00		$0.36
TOTAL	Class A ordinary shares	29,175,147 shares	—	—		$47,234.00

(1)                                  In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $4.28, the weighted average exercise price of the shares subject to outstanding share option grants under the Amended and Restated 2007 Share Incentive Plan.

(3)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A ordinary shares as reported on the Nasdaq Global Select Market on October 26, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”).   The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)           The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)           The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Van Doorne, N.V. has opined as to the legality of the securities being offered by this registration statement.

Item 6.    Indemnification of Directors and Officers.

Although Dutch law does not expressly provide for the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. The registrant’s articles of association provide for indemnification of executive and non-executive directors and senior management by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director or member of senior management becomes a party as a result of his or her position.

In addition, the registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

1.             Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 31, 2011.

YANDEX N.V.

By:	/S/ ARKADY VOLOZH
Arkady Volozh
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and members of the board of directors of Yandex N.V., hereby severally constitute and appoint Arkady Volozh and Alexander Shulgin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Yandex N.V. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ ARKADY VOLOZH		October 31, 2011
Arkady Volozh	Executive Director and Chief Executive Officer

/S/ ILYA SEGALOVICH		October 31, 2011
Ilya Segalovich	Executive Director and Chief Technology Officer

/S/ ALFRED FENAUGHTY
Alfred Fenaughty	Chairman and Non-Executive Director	October 31, 2011

Ben Cole	Chairman Emeritus and Non-Executive Director	October , 2011

/S/ JOHN BOYNTON
John Boynton		Non-Executive Director	October 31, 2011

/S/ ESTHER DYSON
Esther Dyson		Non-Executive Director	October 31, 2011

/S/ ELENA IVASHENTSEVA
Elena Ivashentseva		Non-Executive Director	October 31, 2011

/S/ CHARLES E. RYAN
Charles E. Ryan		Non-Executive Director	October 31, 2011

/S/ ALEXANDER VOLOSHIN
Alexander Voloshin		Non-Executive Director	October 31, 2011

/S/ ALEXANDER SHULGIN
Alexander Shulgin		Chief Financial Officer	October 31, 2011

/S/ JOHN DOWDY
John Dowdy		Chief Accounting Officer	October 31, 2011

YANDEX INC.		Authorized Representative in the United States	October 31, 2011

By:	/S/ JOHN DOWDY
Name:	John Dowdy
Title:	Chief Accounting Officer

INDEX TO EXHIBITS

Number	Description	Notes

4.1	Articles of Association	Incorporated by reference to Exhibit No. 3.2 to the registration statement on Form F-1 (file no. 333-173766)

5.1	Opinion of Van Doorne, N.V., counsel to the Registrant	Filed herewith

23.1	Consent of Van Doorne, N.V. (included in Exhibit No. 5.1)	—

23.2	Consent of ZAO Deloitte & Touche CIS, Independent Registered Public Accounting Firm	Filed herewith

24	Power of attorney (included on the signature pages of this registration statement)	—

99.1	Amended and Restated 2007 Share Incentive Plan	Filed herewith

99.2	Form of Notice of Option Grant under the Amended and Restated 2007 Share Incentive Plan	Filed herewith